Exhibit 10.1

March 15, 2024
John Witek
Dear John:
On behalf of Pitney Bowes Inc. (“the Company”, “Pitney Bowes”, “us,” “our” or “we”) and subject to approval by the Pitney Bowes Board of Directors, I am happy to confirm our offer to you for the position of Interim Chief Financial Officer of Pitney Bowes (“Interim CFO”), reporting directly to me, Jason Dies – Interim Chief Executive Officer, commencing on March 19, 2024.
Monthly Stipend: In order to compensate you for your increased responsibilities as Interim CFO, you will receive a monthly cash payment of $30,000 during your service as Interim CFO (the “Cash Stipend”), prorated for any partial months of service as Interim CFO. The Cash Stipend is effective starting March 19, 2024, and will be payable in arrears during the first pay date of each month, beginning with the month following March 19, 2024, and otherwise in accordance with the Company’s normal payroll procedures. For the avoidance of doubt, the Cash Stipend is in addition to any other compensation you are currently eligible to receive from the Company and will cease when your service as Interim CFO ends.
End of Interim CFO Period: In the event the Company appoints a permanent Chief Financial Officer other than yourself, we will modify your title, duties, and authorities to be reasonably comparable to your current role and maintain your compensation to at least the level you have in your current role.
No Change to Other Terms and Conditions: All other terms and conditions of your current employment with Pitney Bowes remain unchanged. In addition, through January 31, 2025, you will be entitled to the Involuntary/Not For Cause termination provisions in effect as of the date of this letter.
Nothing in this offer letter will be construed as a guarantee of continuing employment for any specified period. Your employment with Pitney Bowes remains at-will and is terminable by you or Pitney Bowes at any time, with or without cause. All payments paid hereunder shall be subject to applicable federal, state and local tax withholding. This offer letter may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by electronic means (including by “pdf”) shall be deemed effective for all purposes.
I am excited to extend this opportunity to you.

Please return the signed offer letter to me by March 15, 2024.

Best regards,
/s/ Jason Dies
Jason Dies
Interim Chief Executive Officer

ACCEPTED BY:

/s/ John Witek____________________            March 18, 2024___________
John Witek                        Date